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                                                                    Exhibit 2.01

                                MERGER AGREEMENT
                                       OF
                                INTERNET.COM, LLC
                                  WITH AND INTO
                            INTERNET.COM CORPORATION


          This Merger Agreement (this "AGREEMENT") is dated as of _________, 1999 by and between internet.com LLC, a Delaware limited liability company ("LLC"), and internet.com Corporation, a Delaware corporation ("internet.com").


          1. MERGER; EFFECTIVE TIME. Upon the terms and subject to the conditions hereof, in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), LLC will be merged with and into internet.com (the "Merger"). internet.com will be the surviving corporation (hereinafter referred to sometimes as the "Surviving Corporation") of the Merger, and the separate existence of LLC shall cease. The Merger will be effective as of the date and at such time as this Agreement and any other documents necessary to effect the Merger in accordance with the DGCL and DLLCA are duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time").

          2.   EXCHANGE OF SECURITIES.

               (a) CONVERSION OF LIMITED LIABILITY COMPANY INTERESTS. At the Effective Time, each membership unit (a "Unit") or portion thereof representing a membership interest in LLC of each member ("Member") thereof immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any Member, be converted into [16,215.891] shares of fully paid and nonassessable Common Stock, par value $0.01 per share, of internet.com ("internet.com Common Stock").

               (b) SECURITIES OF INTERNET.COM OUTSTANDING. Each share of Common Stock, par value $.01 per share, of internet.com issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

               (c) ISSUANCE OF STOCK CERTIFICATES. Promptly following the Effective Time, internet.com shall issue stock certificates representing the internet.com Common Stock to the holders of the Units that were converted by virtue of the Merger.

          3.   GOVERNING DOCUMENTS.


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               (a) At the Effective Time, the Certificate of Incorporation of
internet.com in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of internet.com in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

               (b) At the Effective Time, the Second Amended and Restated Limited Liability Company Agreement of LLC (the "LLC Agreement") shall have no further force and effect, except for those provisions which, by their terms, survive the termination of the LLC Agreement.

          4. PRINCIPAL OFFICE. The location of the principal office of internet.com is 20 Ketchum Street, Westport, Connecticut 06880. The location of the principal office of internet.com in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19805. The name of its registered agent in Delaware is The Corporation Trust Company.

          5. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of internet.com immediately prior to the Effective Time shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation, and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          6. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of LLC under or with respect to every plan, trust, program and benefit then in effect or administered by LLC for the benefit of the directors, officers and employees of LLC, shall become the lawful obligations of internet.com and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, internet.com hereby expressly adopts and assumes all obligations of LLC under such employee benefit plans.

          7. FURTHER ASSURANCES. After the Effective Time, internet.com and its officers and directors may execute and deliver such deeds, assignments, assurances and other documents and do all other things necessary or desirable to vest, perfect or confirm title to LLC's property or rights in internet.com and otherwise to carry out the purposes of the Merger in the name of LLC or otherwise.

          8. APPROVAL OF MERGER. The Merger has been duly approved by the holders of the outstanding Units in LLC in accordance with the DLLCA and the LLC Agreement, and has been duly approved by the Board of Directors of internet.com in accordance with the DGCL.


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          9.   ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger abandoned by the Managing Board of LLC or the Board of Directors of internet.com, notwithstanding approval of this Agreement by the holders of the outstanding Units in LLC and such Managing Board and such Board of Directors.

          11. AMENDMENT. At any time before the Effective Time, this Agreement may be amended, modified or supplemented by the Managing Board of LLC and the Board of Directors of internet.com, notwithstanding approval of this Agreement by the holders of the outstanding Units in LLC; provided, however, that no such amendment, modification or supplement not approved by the holders of the outstanding Units in LLC may materially adversely affect the benefits intended under this Agreement for the holders of the outstanding Units in LLC.

          12. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within the State of Delaware without regard to principles of conflict of laws.

          13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


INTERNET.COM CORPORATION                INTERNET.COM LLC


By:                                     By:
    ------------------------------          ------------------------------
    Alan M. Meckler, Chairman               Alan M. Meckler, Chairman
    and Chief Executive Officer             and Chief Executive Officer

Attest                                  Attest


By:                                     By:
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